Exhibit 10.27

.	Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

August 12, 2021	Royal Bank of Canada
Commercial Financial Services
Private and Confidential	111 Grangeway Avenue – 2nd Floor
Scarborough, Ontario
SKYLINK TRAVEL INC.	M1H 3E9
Suite 203- 2150 Islington Avenue
Etobicoke, Ontario
M9P 3V4

ROYAL BANK OF CANADA (the “Bank”) hereby offers the credit facilities described below (the“Credit Facilities”) subject to the terms and conditions set forth below and in the attached Terms & Conditions and Schedules (collectively the “Agreement”). Any and all security that has been delivered to the Bank and is set forth as Security below, shall remain in full force and effect, is expressly reserved by the Bank and, unless expressly indicated otherwise, shall apply in respect of all obligations of the Borrower under the Credit Facilities. This Agreement is in addition to our agreement dated August 5, 2021, as amended, superseded, restated or replaced from time to time. Unless otherwise provided, all dollar amounts are in Canadian currency.

The Bank reserves all of its rights and remedies at any time and from time to time in connection with any or all breaches, defaults or Events of Default now existing or hereafter arising under this Agreement or any other agreement delivered to the Bank, and whether known or unknown, and this Agreement shall not be construed as a waiver of any such breach, default or Event of Default.

BORROWER: Skylink Travel Inc. (the “Borrower”)

CREDIT FACILITIES

Facility #1:       [***] non-revolving term facility by way of:

a)	Fixed Rate Term Loans ("FRT Loans”) Interest rate (per annum): [***]

AVAILABILITY

This term facility is made possible under Business Development Bank of Canada’s (“BDC”) Highly Affected Sectors Credit Availability Program (“HASCAP”) and is subject to the terms and conditions set forth herein and in Schedule “N” attached hereto. Hereafter, this facility may be referred to as the “BDC HASCAP Facility”.

The Borrower may borrow up to the amount of this term facility, in one or more Borrowings, provided this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of this facility at any time from time to time without notice.

Notwithstanding the foregoing and without limiting the Bank’s right to cancel or restrict availability under this facility at any time, if the Borrower does not borrow under this facility on or before March 31, 2022, the Bank may, at its sole discretion, cancel this facility and the Bank will be under no obligation to advance any funds hereunder.

V Registered Trademark of Royal Bank of Canada
SRF # 810330282	Page 1 of 4

Skylin Travel Inc.	August 12,2021

REPAYMENT

The Borrower shall pay interest payments commencing one month from drawdown and thereafter on the same day of the month for the next eleven months. The Borrower shall thereafter repay Borrowings under this facility, assuming the Borrower has borrowed the full amount of the BDC HASCAP Facility, as follows:

Payment Amount:	[***]	Payment Frequency:	Monthly
Payment Type:	Principal Plus Interest	Payment date:	13 months from drawdown
Repayable in full on:	The last day of a 10 yeartermfrom drawdown	Original Amortization (months)	120

The Bank may, at its discretion, adjust payments periodically, if necessary, to ensure payment in full of all Borrowings under this facility within the stated amortization period.

SECURITY

Without limiting any other security held by the Bank with respect to any credit facility provided by the Bank to the Borrower from time to time, Security for the Borrowings (collectively, the “Security”), shall include:

a)	BDC’s Eligible Borrower’s Representations and Warranties on the Bank’s and BDC’s standard form held in support of the BDC HASCAP Facility (the “Borrower’s Representations and Warranties”); and

b)

General security agreement on the Bank’s form 924 signed by the Borrower constituting a second ranking security interest in all personal property of the Borrower, subject to a prior security interest in favour of TCW Asset Management Company LLC.

REPORTING REQUIREMENTS

The Borrower will provide the following to the Bank:

a)	such financial and operating statements and reports as and when the Bank may reasonably require.

CONDITIONS PRECEDENT

In no event will the Credit Facilities or any part thereof be available unless the Bank has received:

a)	a duly executed copy of this Agreement;
b)	the Security provided for herein, registered, as required, to the satisfaction of the Bank;
c)	such financial and other information or documents relating to the Borrower or any Guarantor if applicable as the Bank may reasonably require;
d)	all terms and conditions of the HASCAP have been fulfilled to the satisfaction of the Bank; and
e)	such other authorizations, approvals, opinions and documentation as the Bank may reasonably require.

Additionally:

f)	all documentation to be received by the Bank shall be in form and substance satisfactory to the Bank;
g)

No Borrowing under BDC-HASCAP Facility #1 will be made available unless a satisfactory visit and inspection of the Borrower's premises, properties and assets, including any equipment financed, has been completed by the Bank, or its representatives.

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BUSINESS LOAN INSURANCE PLAN

The Borrower hereby acknowledges that the Bank has offered it group creditor insurance coverage on the Borrowings under the Business Loan Insurance Plan and the Borrower hereby acknowledges that it is the Borrower’s responsibility to apply for any new or increased insurance amount for the Borrowings that may be eligible.

If the Borrower decides to apply for insurance on the Borrowings, the application will be made via the Bank’s Business Loan Insurance Plan application (form 3460 ENG or 53460 FRE). If the Borrower has existing uninsured Borrowings and decides not to apply for Business Loan Insurance Plan coverage on any new Borrowings, it hereby acknowledges that the Bank may accept the Borrower’s signature below as the Borrower’s waiver of the Bank’s offer to apply for Business Loan Insurance Plan coverage on all such Borrowings, and that all such Borrowings are not insured under the Policy as at the date of acceptance of this Agreement.

If the Borrower has Business Loan Insurance Plan coverage on previously approved Borrowings, such coverage will be applied automatically to all new Borrowings eligible for Business Loan Insurance Plan coverage that share the same loan account number, up to the approved amount of Business Loan Insurance Plan coverage. This Agreement cannot be used to waive coverage on new Borrowings eligible for Business Loan Insurance Plan coverage if Business Loan Insurance Plan coverage is in effect on the Borrower’s existing Borrowings. If the Borrower does not want Business Loan Insurance Plan coverage to apply to any new Borrowings, a different loan account number will need to be set up and all uninsured loans attached to it.

If the Borrower has existing Borrowings to which Business Loan Insurance Plan coverage applies, and any new Borrowings would exceed the approved amount of Business Loan Insurance Plan coverage already in place, the Borrower must apply for additional Business Loan Insurance Plan coverage (if eligible) in order for Business Loan Insurance Plan coverage to apply to any new Borrowings. If the Borrower decides not to apply for additional Business Loan Insurance Plan coverage in respect of any new Borrowings (if eligible), the Borrower hereby acknowledges that the Bank may accept the Borrower’s signature below as the Borrower’s waiver of the Bank’s offer to apply for additional Business Loan Insurance Plan coverage on such new Borrowings and that such new Borrowings are not insured under the Policy as at the date the Borrower executes this Agreement.

If there are any discrepancies between the insurance information in this Agreement and the Business Loan Insurance Plan documents regarding the Borrowings, the Business Loan Insurance Plan documents govern.

Business Loan Insurance Plan premiums (plus applicable taxes), will be taken as a separate payment, directly from the bank account associated with the loan, at the same frequency and schedule as your regular loan payments, where applicable. As premiums are based on the outstanding loan balance and the insured person’s age at the time the premiums are due, the cost of Business Loan Insurance Plan coverage may increase during the term of the loan. The premium calculation is set out in the Business Loan Insurance Plan terms and conditions provided to the Borrower at the time the application for Business Loan Insurance Plan coverage was completed. Refer to the terms and conditions (form 3460 ENG or 53460 FRE) for further explanation and disclosure.

GOVERNING LAW JURISDICTION

Province of Ontario.

Skylin Travel Inc.	August 12,2021

ACCEPTANCE

This Agreement is open for acceptance until September 11, 2021, after which date it will be null and void, unless extended by the Bank in its sole discretion.

ROYAL BANK OF CANADA
Per:
Title:	Vice President

RBC Contact: John Blancas

/na/am

We acknowledge and accept the terms and conditions of this Agreement on this  day of _  _, _  _ .

SKYLINK TRAVEL INC.

Per:	/s/ Yuvraj Datta
Name:	Yuvraj Datta
Title:	President

Per:
Name:
Title:

I/We have the authority to bind the Borrower

\attachments:

Terms and Conditions

Schedules:

☐Definitions

☐Calculation and Payment of Interest and Fees

☐Additional Borrowing Conditions

☐BDC HASCAP Terms and Conditions

Skylin Travel Inc.	August 12,2021

TERMS AND CONDITIONS

The Bank is requested by the Borrower to make the Credit Facilities available to the Borrower in the manner and at the rates and times specified in this Agreement. Terms defined elsewhere in this Agreement and not otherwise defined in the Terms and Conditions below or the Schedules attached hereto have the meaning given to such terms as so defined. In consideration of the Bank making the Credit Facilities available, the Borrower agrees, and if the Borrower is comprised of more than one Person, such Persons jointly and severally agree, or in Quebec solidarily agree, with the Bank as follows:

REPAYMENT

Amounts outstanding under the Credit Facilities, together with interest, shall become due in the manner and at the rates and times specified in this Agreement and shall be paid in the currency of the Borrowing. Unless the Bank otherwise agrees, any payment hereunder must be made in money which is legal tender at the time of payment. In the case of a demand facility of any kind, the Borrower shall repay all principal sums outstanding under such facility upon demand. Where any Borrowings are repayable by scheduled blended payments, such payments shall be applied, firstly, to interest due, and the balance, if any, shall be applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such interest will be added to such Borrowing, will bear interest at the same rate, and will be payable on demand or on the date specified herein, as the case may be. Borrowings repayable by way of scheduled payments of principal and interest shall be so repaid with any balance of such Borrowings being due and payable as and when specified in this Agreement. The Borrower shall ensure that the maturities of instruments or contracts selected by the Borrower when making Borrowings will be such so as to enable the Borrower to meet its repayment obligations. For any Borrowings that are repayable by scheduled payments, if the scheduled payment date is changed then the Maturity Date of the applicable Borrowings shall automatically be amended accordingly.

In the case of any reducing term loan and/or reducing term facility (“Reducing Term Loan/Facility”), provided that nothing contained in this paragraph shall confer any right of renewal or extension upon the Borrower, the Borrower and the Bank agree that, at the Bank’s option, the Bank may provide a letter (“Renewal Letter”) to the Borrower setting out the terms upon which the Bank is prepared to extend the Reducing Term Loan/Facility. In the event that the Bank provides a Renewal Letter to the Borrower and the Reducing Term Loan/Facility is not repaid on or before the Maturity Date of the applicable Reducing Term Loan/Facility, then at the Bank’s option the Reducing Term Loan/Facility shall be automatically renewed on the terms set out in the Renewal Letter and the terms of this Agreement shall be amended accordingly.

PREPAYMENT

The Borrower may prepay Borrowings under the BDC HASCAP Facility by way of FRT Loans prior to the Maturity Date, in whole or in part, subject to the following conditions: (i) the Borrower agrees to pay the Prepayment Fee as defined below, (ii) in the case of a partial prepayment, an amendment is made to the terms of this Agreement to reflect such prepayment, and (iii) such other conditions as the Bank may reasonably impose.

The Prepayment Fee will be calculated by the Bank as the greater of:

(i)   the amount equal to 3 months' interest payable on the amount of the FRT Loan Borrowings being prepaid, calculated at the interest rate applicable to the FRT Loan Borrowings on the date of prepayment; and

(ii)  the present value of the cash flow associated with the difference between the Bank's original cost of funds for the FRT Loan and the current cost of funds for a loan with a term substantially similar to the remaining term of the FRT Loan and an amortization period substantially similar to the remaining amortization period of the FRT Loan, each as determined by the Bank on the date of such prepayment;

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The Prepayment Fee shall also be payable by the Borrower in the event that the Bank demands repayment of the outstanding principal of the FRT Loan on the occurrence of an Event of Default. The Borrower’s obligation to pay the Prepayment Fee will be in addition to any other amounts then owing by the Borrower to the Bank, will form part of the loan amount and will be secured by the Security described herein.

The prepayment of any Borrowings under a term facility and/or any term loan will be made in the reverse order of maturity.

EVIDENCE OF INDEBTEDNESS

The Bank shall maintain accounts and records (the “Accounts”) evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the Borrowings, and all other amounts becoming due to the Bank under this Agreement. The Accounts constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

GENERAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, the Borrower covenants and agrees with the Bank that the Borrower:

a)	will pay all sums of money when due under the terms of this Agreement;
b)

will immediately advise the Bank of any event which constitutes or which, with notice, lapse of time or both, would constitute a breach of any covenant or other term or condition of this Agreement or any Security or an Event of Default;

c)

will file all material tax returns which are or will be required to be filed by it, pay or make provision for payment of all material taxes (including interest and penalties) and Potential Prior-Ranking Claims, which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;

d)	will give the Bank 30 days prior notice in writing of any intended change in its ownership structure or composition;
e)	will comply with all Applicable Laws, including, without limitation, all Environmental and Health and Safety Laws;
f)

will immediately advise the Bank of any action requests or violation notices received concerning the Borrower and hold the Bank harmless from and against any losses, costs or expenses which the Bank may suffer or incur for any environment related liabilities existent now or in the future with respect to the Borrower;

g)

will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time, including, but not limited to, the reports and other information set out under Reporting Requirements;

h)

will immediately advise the Bank of any unfavourable change in its financial position which may adversely affect its ability to pay or perform its obligations in accordance with the terms of this Agreement;

i)

will keep its assets fully insured against such perils and in such manner as would be customarily insured by Persons carrying on a similar business or owning similar assets and, in addition, for any buildings located in areas prone to flood and/or earthquake, will insure and keep fully insured such buildings against such perils;

j)

except for Permitted Encumbrances, will not, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

k)

will not, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

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l)

will not, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

m)	will not, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of combination with any other Person;
n)

will permit the Bank or its representatives, from time to time, i) to visit and inspect the Borrower’s premises, properties and assets and examine and obtain copies of the Borrower’s records or other information, ii) to collect information from any entity regarding any Potential Prior-Ranking Claims and iii) to discuss the Borrower’s affairs with the auditors, counsel and other professional advisers of the Borrower. The Borrower hereby authorizes and directs any such third party to provide to the Bank or its representatives all such information, records or documentation requested by the Bank; and

o)	will not use the proceeds of any Credit Facility for the benefit or on behalf of any Person other than the Borrower.

FEES, COSTS AND EXPENSES

The Borrower agrees to pay the Bank all fees stipulated in this Agreement and all fees charged by the Bank relating to the documentation or registration of this Agreement and the Security. In addition, the Borrower agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with the preparation, negotiation, documentation and registration of this Agreement and any Security and the administration, operation, termination, enforcement or protection of its rights in connection with this Agreement and the Security. The determination by the Bank of such loss, cost or expense shall be conclusive and binding for all purposes and shall include, without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to make or maintain any facility.

GENERAL INDEMNITY

The Borrower hereby agrees to indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, debts, damages, costs, losses, obligations, judgements, charges, expenses and liabilities of any nature which are suffered, incurred or sustained by, imposed on or asserted against any such Person as a result of, in connection with or arising out of i) any breach of any term or condition of this Agreement or any Security or any other agreement delivered to the Bank by the Borrower or any Guarantor if applicable, or any Event of Default, ii) the Bank acting upon instructions given or agreements made by electronic transmission of any type, iii) the presence of Contaminants at, on or under or the discharge or likely discharge of Contaminants from, any properties now or previously used by the Borrower or any Guarantor and iv) the breach of or non compliance with any Applicable Law by the Borrower or any Guarantor.

AMENDMENTS AND WAIVERS

Save and except for any waiver or extension of the deadline for acceptance of this Agreement at the Bank’s sole discretion, which may be communicated in writing, verbally, or by conduct, no amendment or waiver of any provision of this Agreement will be effective unless it is in writing, signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any Security or any other agreement delivered to the Bank shall operate as a waiver thereof. Each Guarantor, if applicable, agrees that the amendment or waiver of any provision of this Agreement (other than agreements, covenants or representations expressly made by any Guarantor herein, if any) may be made without and does not require the consent or agreement of, or notice to, any Guarantor. Any amendments requested by the Borrower will require review and agreement by the Bank and its counsel. Costs related to this review will be for the Borrower’s account.

SUCCESSORS AND ASSIGNS

This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Borrower shall not be entitled to assign or transfer any rights or obligations hereunder, without the consent in writing of the

Skylin Travel Inc.	August 12,2021

Bank. The Bank may assign or transfer all or any part of its rights and obligations under this Agreement to any Person. The Bank may disclose to potential or actual assignees or transferees confidential information regarding the Borrower and any Guarantor if applicable, (including, any such information provided by the Borrower, and any Guarantor if applicable, to the Bank) and shall not be liable for any such disclosure.

GAAP

Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles, as appropriate, for publicly accountable enterprises, private enterprises, not-for-profit organizations, pension plans and in accordance, as appropriate, with Public Sector Accounting Standards for government organizations in effect from time to time, applied on a consistent basis from period to period. All financial statements and/or reports shall be prepared using one of the above bases of presentation, as appropriate. Except for the transition of accounting standards in Canada, any change in accounting principles or the application of accounting principles is only permitted with the prior written consent of the Bank.

SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and such invalid provision shall be deemed to be severable.

GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the Province identified in the Governing Law Jurisdiction section of this Agreement and the laws of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

DEFAULT BY LAPSE OF TIME

The mere lapse of time fixed for performing an obligation shall have the effect of putting the

Borrower, or a Guarantor if applicable, in default thereof.

SET-OFF

The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) in any account in the name of the Borrower, or to which the Borrower is beneficially entitled (in any currency) at any branch or agency of the Bank in or towards satisfaction of the indebtedness of the Borrower due to the Bank under the Credit Facilities and the other obligations of the Borrower under this Agreement. For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

NOTICES

Any notice or demand to be given by the Bank shall be given in writing by way of a letter addressed to the Borrower. If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is sent prior to 5:00 p.m. on a day on which the Borrower’s business is open for normal business, and otherwise on the next such day. If the letter is sent by ordinary mail to the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case the letter shall be deemed to be received on the date of delivery. The Borrower must advise the Bank at once about any changes in the Borrower’s address.

CONSENT OF DISCLOSURE

The Borrower hereby grants permission to any Person having information in such Person’s possession relating to any Potential Prior-Ranking Claim, to release such information to the Bank (upon its written request), solely for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

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NON-MERGER

The provisions of this Agreement shall not merge with any Security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

JOINT AND SEVERAL

Where more than one Person is liable as Borrower or Guarantor if applicable for any obligation under this Agreement, then the liability of each such Person for such obligation is joint and several (in Quebec, solidarily) with each other such Person. Notwithstanding the foregoing, where more than one Person is liable as Guarantor for any BDC HASCAP Facility hereunder, then the liability of each such Person for such obligation is joint and several (in Quebec, solidarily) with each other such Person other than individual Persons. For purposes of greater certainty, an individual Person shall not be liable as Guarantor for obligations owing under any BDC HASCAP Facility.

COUNTERPART EXECUTION

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

ELECTRONIC MAIL AND FAX TRANSMISSION

The Bank is entitled to rely on any agreement, document or instrument provided to the Bank by the Borrower or any Guarantor as applicable, by way of electronic mail or fax transmission as though it were an original document. The Bank is further entitled to assume that any communication from the Borrower received by electronic mail or fax transmission is a reliable communication from the Borrower.

ELECTRONIC IMAGING

The parties hereto agree that, at any time, the Bank may convert paper records of this Agreement and all other documentation delivered to the Bank (each, a "Paper Record") into electronic images (each, an “Electronic Image”) as part of the Bank's normal business practices. The parties agree that each such Electronic Image shall be considered as an authoritative copy of the Paper Record and shall be legally binding on the parties and admissible in any legal, administrative or other proceeding as conclusive evidence of the contents of such document in the same manner as the original Paper Record.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

a)

if applicable, it is duly constituted, validly existing and duly registered or qualified to carry on business or its operations in all jurisdictions where the nature of its properties, assets, business or operations make such registration or qualification necessary or desirable;

b)

the execution, delivery and performance by it of this Agreement do not violate any Applicable Laws or agreements to which it is subject or by which it is bound, and where applicable, have been duly authorized by all necessary actions and do not violate its constating documents;

c)

no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, a breach of any covenant or other term or condition of this Agreement or any Security or any other agreement delivered to the Bank or an Event of Default;

d)

there is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental and Health and Safety Laws which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this Agreement or any Security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank; and

e)	it has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than as may be provided for herein, including Permitted Encumbrances.

Representations and warranties are deemed to be repeated as at the time of each Borrowing and/or the entering into each Lease, if applicable, hereunder.

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LANGUAGE

The parties hereto have expressly requested that this Agreement and all related documents, including notices, be drawn up in the English language. Les parties ont expressément demandé que la présente convention et tous les documents y afférents, y compris les avis, soient rédigés en langue anglaise.

WHOLE AGREEMENT

This Agreement and any documents or instruments referred to in, or delivered pursuant to, or in connection with, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Credit Facilities.

EXCHANGE RATE FLUCTUATIONS

If, for any reason, the amount of Borrowings and/or Leases, if applicable, outstanding under any facility in a currency other than Canadian currency, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

JUDGEMENT CURRENCY

If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the "Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose "rate of exchange" means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

EVENTS OF DEFAULT

Without affecting or limiting the right of the Bank to terminate or demand payment of, or to cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, each of the following shall constitute an “Event of Default” which shall entitle the Bank, in its sole discretion, to cancel any Credit Facilities, demand immediate repayment in full of any amounts outstanding under any term facility, together with outstanding accrued interest and any other indebtedness under or with respect to any term facility, and to realize on all or any portion of any Security:

a)	failure of the Borrower to pay any principal, interest or other amount within three days of when due pursuant to this Agreement;
b)

failure of the Borrower, or any Guarantor if applicable, to observe any covenant, term or condition contained in this Agreement, the Security, or any other agreement delivered to the Bank or in any documentation relating hereto or thereto (including, without limitation the Borrower’s Representations and Warranties);

c)	the Borrower, or any Guarantor if applicable, is unable to pay its debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent;
d)

if any proceeding is taken to effect a compromise or arrangement with the creditors of the Borrower, or any Guarantor if applicable, or to have the Borrower, or any Guarantor if applicable, declared bankrupt or wound up, or to have a receiver appointed for any part of the assets or operations of the Borrower, or any Guarantor if applicable, or if any encumbrancer takes possession of any part thereof;

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e)	if in the opinion of the Bank there is a material adverse change in the financial condition, ownership or operation of the Borrower, or any Guarantor if applicable;
f)

if any representation or warranty made by the Borrower, or any Guarantor if applicable, under this Agreement or in any other document relating hereto (including, without limitation the Borrower’s Representations and Warranties) or under any Security shall be false in any material respect; or

g)

if the Borrower, or any Guarantor if applicable, defaults in the payment of any other indebtedness, whether owing to the Bank or to any other Person, or defaults in the performance or observance of any agreement in respect of such indebtedness where, as a result of such default, the maturity of such indebtedness is accelerated.

Should the Bank demand immediate repayment in full of any amounts outstanding under any term facility due to an Event of Default, the Borrower shall immediately repay all principal sums outstanding under such facility and all other obligations in connection with any such term facility.

INCREASED COSTS

If any change in Applicable Laws or the interpretation thereof after the date hereof (i) imposes or increases taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) imposes or increases any reserve or other similar requirement or (iii) imposes or changes any other condition affecting the Credit Facilities, and the result of any of the foregoing results in any additional cost to the Bank of making available, continuing or maintaining any of the Credit Facilities hereunder (or maintaining any obligations to make any such Credit Facilities available hereunder) or results in any reduction in the amount of any sum received or receivable by the Bank in connection with this Agreement or the Credit Facilities made available hereunder, then from time to time, upon written request of the Bank, the Borrower shall promptly pay to the Bank, such additional amount or amounts as will compensate the Bank for any such additional costs incurred or reduction suffered.

CONFIDENTIALITY

This Agreement and all of its terms are confidential (“Confidential Information”). The Borrower shall keep the Confidential Information confidential and will not disclose the Confidential Information, or any part thereof, to any Person other than the Borrower’s directors, officers, employees, agents, advisors, contractors, consultants and other representatives of the Borrower who need to know the Confidential Information for the purpose of this Agreement, who shall be informed of the confidential nature of the Confidential Information and who agree or are otherwise bound to treat the Confidential Information consistent with the terms of this Agreement. Without limiting the generality of the foregoing, the Borrower shall not issue any press release or make any other public announcement or filing with respect to the Confidential Information without the Bank’s prior written consent.

Schedule “A”

DEFINITIONS

For the purpose of this Agreement, if applicable, the following terms and phrases shall have the following meanings:

“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, rules, policies, guidelines, rulings, interpretations, directives (whether or not having the force of law), orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, quasi-governmental, regulatory, fiscal or monetary body or agency or court of competent jurisdiction in any applicable jurisdiction;

“Borrowing” means each use of a Credit Facility and all such usages outstanding at any time are “Borrowings”;

“Business Day” means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed throughout Canada;

“Business Loan Insurance Plan” means the optional group creditor insurance coverage, underwritten by Sun Life Assurance Company of Canada, and offered in connection with eligible loan products offered by the Bank;

“Contaminant” includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental and Health and Safety Law;

“Environmental Activity” means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

“Environmental and Health and Safety Laws” means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

“Equivalent Amount” means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

“Guarantor” means any Person who has guaranteed the obligations of the Borrower under this

Agreement;

“Maturity Date” means the date on which a facility is due and payable in full;

“Permitted Encumbrances” means, in respect of the Borrower:

a)

liens arising by operation of law for amounts not yet due or delinquent, minor encumbrances on real property such as easements and rights of way which do not materially detract from the value of such property, and security given to municipalities and similar public authorities when required by such authorities in connection with the operations of the Borrower in the ordinary course of business;

b)	Security granted in favour of the Bank; and
c)	the TCW Lien.

“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;

Schedule A

“Policy” means the Business Loan Insurance Plan policy 5100, issued by Sun Life Assurance Company of Canada to the Bank;

“Potential Prior-Ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement;

“RBP” and “Royal Bank Prime” each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada; and

“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning.

“TCW Lien” means the first priority security interest on all of the Borrower’s assets granted by the Borrower in favour of TCW Asset Management Company LLC.

Schedule “B”

CALCULATION AND PAYMENT OF INTEREST AND FEES

LIMIT ON INTEREST

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement in excess of what is permitted by Applicable Law. In no event shall the effective interest rate payable by the Borrower under any facility be less than zero.

OVERDUE PAYMENTS

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or the highest premium indicated for any of the Borrower’s facilities when in excess of 5%. Such interest on overdue amounts shall be computed daily, compounded monthly and shall be payable both before and after any or all of default, maturity date, demand and judgement.

EQUIVALENT YEARLY RATES

The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

TIME AND PLACE OF PAYMENT

Amounts payable by the Borrower hereunder shall be paid at such place as the Bank may advise from time to time in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this Agreement are payable both before and after any or all of default, maturity date, demand and judgement.

FRT LOANS

The Borrower shall pay interest on each loan in arrears at the applicable rate on such date as agreed upon between the Bank and the Borrower. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days.

Schedule “D”

ADDITIONAL BORROWING CONDITIONS

FRT Loans:

Borrowings made by way of FRT Loans will be subject to the following terms and conditions:

a)	each FRT Loan shall have a minimum term of one year;

b)	each FRT Loan shall be in an amount not less than [***]; and

c)

each FRT Loan shall have a term as outlined in the applicable repayment section of each corresponding credit facility, provided that the maturity date of any FRT Loan issued under any term facility shall not extend beyond the Maturity Date of the term facility.

Schedule “N”

BDC BUSINESS CREDIT AVAILABILITY PROGRAM

INTRODUCTION

The BDC HASCAP Facility is being provided to the Borrower under Business Development Bank of Canada’s (“BDC”) Highly Affected Sectors Credit Availability Program (“HASCAP”). HASCAP is intended to provide additional liquidity support to Canadian businesses that have been highly affected by and are facing economic hardship as a result of the COVID-19 pandemic by having BDC provide a guarantee (the “BDC Guarantee”) in favour of the Bank against loan losses, provided the requirements of HASCAP have been met.

The Borrower acknowledges that the BDC Guarantee is subject to the Borrower meeting BDC’s HASCAP mandate requirements regarding support for Canadian businesses, as that mandate is expressed from time to time.

BDC GUARANTEE FEE

The Borrower acknowledges that [***] per annum interest rate payable under the BDC HASCAP Facility is a non-refundable guarantee fee charged by BDC for coverage under BDC HASCAP. The Borrower hereby authorizes and directs the Bank to collect such guarantee fee and remit it to BDC on the Borrower’s behalf.

BDC CONDITIONS PRECEDENT

In addition to the conditions set forth in the Conditions Precedent section of this Agreement, the availability of any Borrowing under the BDC HASCAP Facility is conditional upon receipt of the following:

a)	the confirmation number issued by BDC on the Borrower's completion and submission of BDC's online electronic information form;
b)	the Borrower's signed Borrower's Representations and Warranties; and
c)	a signed Waiver from each Guarantor, present and future, if applicable.

The Borrower is required to access and to complete the above-mentioned forms electronically using a link on the BDC website.

In addition to the above conditions, no advance is available to the Borrower hereunder if a default or an event of default has occurred and is continuing under any of the Borrower’s other credit facilities with the Bank, except as such default or event or default may be waived by the Bank in writing or otherwise remedied to the satisfaction of the Bank, acting reasonably.

The BDC conditions precedent above and the conditions set forth in the Conditions Precedent section of this Agreement (collectively, the “BDC HASCAP Facility Conditions Precedent”) shall be satisfied on or before February 28, 2022 or such other date as the Bank may notify the Borrower in writing. If the BDC HASCAP Facility Conditions Precedent are not satisfied or waived by the Bank (in the Bank’s sole discretion) on or before such date, the BDC HASCAP Facility shall automatically be cancelled and shall no longer be available to the Borrower.

USE OF BORROWINGS

Borrowings under the BDC HASCAP Facility shall only be used in accordance with the terms and conditions of the Borrower’s Representations and Warranties.

Schedule N

CONSENT AND ACKNOWLEDGEMENT

The Borrower agrees to the following:

a)	it irrevocably authorizes the Bank and BDC to:

i.

freely and fully communicate with each other and freely and fully share information, records, files and documentation related to the Borrower, the BDC HASCAP Facility and the BDC Guarantee including, without limitation, with respect to the Borrower’s business, property, assets, customers, contracts, purchase orders, creditors, financial state, projections and prospects and the Bank’s internal credit review of the Borrower (including, without limitation, risk ratings, key financial ratios, ratings, analysis of the Borrower’s financial statements, assessment of technical capability, and relevant history of the Borrower), and

ii.	retain copies of information or documents relating to any of the foregoing.

b)

it hereby remises, releases and forever discharges the Bank and BDC from all actions, causes of actions, suits, duties, accounts, bonds, covenants, claims and demands whatsoever, which any of the undersigned, may now or hereafter have against either or both of the Bank and BDC for or by reason of or in any way arising out of the release or sharing of information provided for in this consent and acknowledgement.

c)

it acknowledges that BDC has made no commitment to provide the BDC Guarantee and such decision remains in BDC’s sole discretion and that the BDC Guarantee must be in form and on terms and conditions satisfactory to the Bank.